Exhibit 99.1

Nephros and AmeriWater Announce Dual Stage Ultrafilters to be a Standard Component of MRO Series Water Treatment Systems

RIVER EDGE, N.J., July 6, 2010 /PRNewswire-FirstCall/ -- Nephros, Inc. (OTC Bulletin Board:NEPH - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today reported that AmeriWater Corporation has adopted the Nephros Dual Stage Ultrafilter (DSU) as a standard component of its MRO portable reverse osmosis water treatment systems for dialysis.

“The Association for the Advancement of Medical Instrumentation (AAMI) Renal Disease and Detoxification Committee has approved the integration of standard RD52 with the new ISO23500 international standards,” said Jim Baker, President of AmeriWater.  “When released, the new standard will significantly lower the recommended tolerable endotoxin levels for water used to make dialysate.  It is important that portable water systems can meet these standards on a consistent basis. The Nephros filter provides additional filtration to meet these standards.”

“With the new proposed AAMI standards, it became clear that many of the dialysis centers would have to work harder to achieve these new standards, especially the ones that utilize portable RO’s because of their sporadic use,” said Diane Dolan, CEO, AmeriWater.  “Our decision to add the Nephros filter as a standard component on our portables will help ensure that the water used for dialysis will be of the highest quality for the patients.”

“Nephros applauds the proactive step that AmeriWater has taken to meet the new endotoxin standards and is proud to be working together to provide added safety to dialysis patients,” said Paul A. Mieyal, acting CEO of Nephros.

About Dual Stage Ultrafilters

The Nephros DSU is FDA approved for filtration of biological contaminants from water and bicarbonate concentrate used in hemodialysis procedures.  Within the U.S., there are approximately 4,500 clinics providing over 50 million dialysis treatments to 350,000 patients annually. To perform dialysis, ultrapure water is crucial to the production of dialysate. Dialysis clinics have water purification systems; however, microbial contaminants can originate from the water treatment system, the water distribution loop, or the dialysate concentrates. The Nephros DSU filters particles down to the 0.005-micron level and addresses dialysate contamination at crucial points: after the reverse osmosis module and at the dialysis machine entrance from the water distribution loop. The DSU filter can be used as the last step in the water purification process to ensure ultrapure water for dialysis procedures. Regular use of Nephros Dual Stage Ultrafilters offers an affordable safety measure when utilized with modern water treatment systems and optimally designed hemodialysis machines.

About MRO Series Water Treatment Systems

The AmeriWater portable MROS and MRO1 water treatment systems are tap water ready.   The compact cabinet RO includes pretreatment options and microbiological filtration for 1-2 patient use.  This unique design has dual chloramines removal carbon cartridges with a special blended carbon block design that satisfies AAMI and CMS requirements.  Also included inside the cabinet is an optional anti-scalant system that removes hardness minerals eliminating the need for a softener.  Disinfection is quick and easy.  With a simple push of the keypad, the MRO series can be disinfected with PAA in only one hour.  This extremely quiet complete system is FDA 510K / ISO 13485 and Health Canada registered.  The addition of the Nephros filter completes the MRO by blocking microbiological contaminants down to 0.005 microns.

About AmeriWater Corporation

AmeriWater is a premier provider of water treatment solutions for dialysis and health care applications. Established in 1995, AmeriWater is headquartered in Dayton, Ohio with regional distributors across the Western Hemisphere. Company founder Jim Baker is a leading industry authority on water quality with over 35 years experience in the field.  For more information, visit www.ameriwater.com.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration ("HDF") system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit our website at http://www.nephros.com

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain additional funding when needed or on favorable terms; (ii) to continue as a going concern; (iii) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (iv) to have its technologies and products accepted in current or future target markets; (v) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vi) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.